Exhibit 15.1

Board of Directors and Shareholders of Atmos Energy Corporation

Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Atmos Energy Corporation for the registration of $5,000,000,000 of its debt securities and shares of its common stock of our reports dated February 2, 2021 and May 5, 2021 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Forms 10-Q for the quarters ended December 31, 2020 and March 31, 2021.

/s/ ERNST & YOUNG LLP

Dallas, Texas

June 29, 2021